As filed with the Securities and Exchange Commission on September 25, 2001

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 3 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        The Singing Machine Company, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

             Delaware                                     95-3795478
 --------------------------------                     ------------------
  (State or other jurisdiction                          (IRS Employer
 of incorporation or organization)                    Identification No.)

                            John F. Klecha, President
                        The Singing Machine Company, Inc.
                                 6601 Lyons Road
                                  Building A-7
                             Coconut Creek, FL 33073
                            Telephone: (954) 596-1000
                            Facsimile: (954) 596-2000
                       -----------------------------------
          (Address, Including Zip Code and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)


                                   Copies to:

                               Laura M. Holm, Esq.
                       English, McCaughan & O'Bryan, P.A.
                         100 N.E. Third Ave., Suite 1100
                            Ft. Lauderdale, FL 33301
                            Telephone: (954) 462-3300
                            Facsimile: (954) 763-2439

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

=====================================================================

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                                     CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Title of Each Class of                         Proposed Maximum        Proposed Maximum           Amount of
   Securities to be      Amount to be         Offering Price per      Aggregate Offering        Registration
      Registered        Registered (1)            Security(2)                Price(2)              Fee(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock              584,923                   $6.00               $ 3,509,538.00          $ 877.38
Common Stock              115,000                   $6.00               $   690,000.00          $ 877.38
Common Stock            1,260,400                   $6.00               $ 7,562,400.00          $ 877.38
----------------------------------------------------------------------------------------------------------------------
Totals:                 1,965,323                   $6.00               $11,761,938.00          $ 877.38

(1) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends and other adjustments to the securities registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(3) Previously paid. Pursuant to Rule 429, the registration fee does not include $1,146.96 paid previously in connection with the registration of 1,260,400 shares of our common stock that are being carried forward from Registration Statement No. 333-31882 and $142.31 paid previously in connection with the registration of 115,000 shares of our common stock that are being carried forwarded from Registration Statement No. 333-57722.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

         Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus that constitutes part of this Registration Statement is a combined prospectus and also relates to an aggregate of 1,260,400 shares of our common stock which were previously registered for sale in a Registration Statement on Form SB-2, Registration No. 333-31882 and 115,000 shares of our common stock which were previously registered for sale in a Registration Statement on Form SB-2, Registration No. 333-57722. This Registration Statement also constitutes post-effective amendment no. 3 to Registration Statement No. 333-31882 and post-effective amendment no. 2 to Registration Statement No. 333-57722. This post-effective amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting on offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, Dated September 24, 2001

PROSPECTUS



                        1,965,323 Shares of Common Stock


                                [GRAPHIC OMITTED]




         This is an offering of 1,965,323 shares of common stock of The Singing Machine Company, Inc., held by certain of our stockholders. Of the 1,965,323 shares being offered by the selling stockholders, 308,400 shares are issuable upon exercise of warrants held by certain of the selling stockholders and 1,656,923 shares comprise common stock held by certain selling stockholders.

         We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted on the American Stock Exchange under the symbol "SMD".

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is September 24, 2001

                                TABLE OF CONTENTS


Prospectus Summary.......................................................... 3
Risk Factors................................................................ 4
Disclosure Regarding Forward-Looking Statements ............................ 9
Use of Proceeds............................................................. 9
Principal Stockholders...................................................... 9
Selling Stockholders....................................................... 11
Plan of Distribution....................................................... 13
Legal Matters.............................................................. 15
Experts.................................................................... 16
Indemnification............................................................ 16
Where You Can Find Additional Information.................................. 16



         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               PROSPECTUS SUMMARY


         This Summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing in our common shares. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

         In this prospectus, "Singing Machine," "we", "us" and "our" refer to The Singing Machine Company, Inc. and our wholly-owned subsidiary.

THE COMPANY

         We are engaged in the production and distribution of karaoke audio software and electronic recording equipment. Our electronic karaoke machines and audio software products are marketed under The Singing Machine(R)trademark. Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596-1000.

THE OFFERING

Common stock offered ............................  1,965,323 shares of Common
                                                   Stock

Common stock issued and
 outstanding prior to this offering..............  4,567,620

Common stock issued and
 outstanding after this offering.................  4,876,020(1)

Use of proceeds .................................. All funds received by us upon the exercise of the warrants
                                                   will be used for general
                                                   corporate purposes. We will
                                                   receive gross proceeds of
                                                   approximately $494,925 if all
                                                   the warrants are exercised.
                                                   We will not receive any
                                                   proceeds from the sale of
                                                   common stock from the selling
                                                   securityholders. See "Use of
                                                   Proceeds."

-----------------------

(1) Assuming full exercise of the 308,400 warrants registered in this prospectus.

                                  RISK FACTORS
                                  ------------

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK.

RISKS RELATED TO THE SINGING MACHINE'S BUSINESS AND OPERATIONS

OUR INABILITY TO COMPETE AND MAINTAIN OUR NICHE IN THE ENTERTAINMENT INDUSTRY COULD HURT OUR BUSINESS

         The business in which we are engaged is highly competitive with several major market participants. In addition, we must compete with all the other existing forms of entertainment including, but not limited to, motion pictures, video arcade games, home video games, theme parks, nightclubs, television and prerecorded tapes, CD's and video cassettes. Competition in the karaoke industry is based primarily on price, product performance, reputation, delivery times, and customer support. We believe that our new product introductions and enhancements of existing products are material factors for our continuing growth and profitability. Many of our competitors are substantially larger and have significantly greater financial, marketing and operating resources than we have. No assurance can be given that we will continue to be successful in introducing new products or further enhancing existing products.

WE RELY ON SALES TO KEY CUSTOMERS WHICH SUBJECTS US TO RISK

         As a percentage of total revenues, our net sales to our five largest customers during the fiscal years ended March 31, 2001, and 2000, were approximately 77% and 70% respectively. For the three months ended June 30, 2001, our net sales to our five largest customers were approximately 97% and 87%, respectively. During fiscal year 2002, we made significant progress in broadening our base of customers. Although we have long-established relationships with many of our customers, we do not have long-term contractual arrangements with any one of them. A decrease in business from any of our major customers could have a material adverse effect on our results of operations and financial condition.

WE RELY SIGNIFICANTLY ON LARGE RETAILERS WHO ARE SUBJECT TO CHANGES IN THE
ECONOMY

         We sell products to retailers, including department stores, lifestyle merchants, direct mail retailers which are catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Some retailers have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and currently some are operating under the protection of bankruptcy laws. Despite the difficulties experienced by retailers in recent years, we have not suffered significant credit losses to date. A deterioration in the financial condition of our major customers could have a material adverse effect on our future profitability.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD

         We are dependent upon foreign companies for manufacture of all of our electronic products. Our arrangements with manufacturers are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors which could have an adverse impact on our business. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us, because other manufacturers with whom we do business would be able to increase production to fulfill our requirements. The loss of certain of our suppliers, however, could, adversely affect our business in the short-term until alternative supply arrangements were secured.

         During fiscal 2001 and 2000, suppliers in the People's Republic of China accounted for in excess of 94% and 88%, respectively, of our total product purchases, including virtually all of our hardware purchases. The Company expects purchasing for fiscal 2002 to fall within the above range as well.

         In 2002, the People's Republic of China gained "most Favored Nation" treatment for entry of goods into the United States for an additional year. In the context of United States tariff legislation, MFN treatment means that products are subject to favorable duty rates upon entry into the United States. If MFN status for China is restricted or revoked in the future, our cost of goods purchased from Chinese vendors is likely to increase. A resultant change in suppliers would likely have an adverse effect on our operations and, possibly, earnings, although management believes such adversity would be short-term as a result of its ability to find alternative suppliers. We continue to monitor the situation and have determined that the production capabilities in countries outside China, which have MFN status and, therefore, have favorable duty rates, would meet our production needs.

         It must also be noted that at the present time, China is applying for membership into the World Trade Organization ("WTO"). This application is meeting with great favor from many of the WTO's other members. If this membership is approved, China will no longer require MFN status for US trade. The decision on membership will be submitted to the Ministerial Conference in Doha, Qatar, in November of 2001.

WE HAVE SIGNIFICANT FUTURE CAPITAL NEEDS WHICH ARE SUBJECT TO THE UNCERTAINTY OF ADDITIONAL FINANCING

         We may need to raise significant additional funds to fund our rapid sales growth and/or implement other business strategies. If adequate funds are not available on acceptable terms, or at all, we may be unable to sustain our rapid growth, which would have a material adverse effect on our business, results of operations, and financial condition.

WE ARE SUBJECT TO SEASONALITY WHICH IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES RESULTING IN FLUCTUATIONS IN QUARTERLY RESULTS

         We have experienced, and will experience in the future, significant fluctuations in sales and operating results from quarter to quarter. This is because of a significant portion of our business is derived from a limited number of relatively large customer orders, the timing of which cannot be predicted. Furthermore, as is typical in the karaoke industry, the quarters ended September 30 and December 31 include increased revenues from sales made during the holiday season. Additional factors that can cause our sales and operating results to vary significantly from period to period include, among others, the mix of products, fluctuating market demand, price competition, new product introductions by competitors, fluctuations in foreign currency exchange rates, disruptions in delivery of components, political instability, general economic conditions, and other considerations described in this section entitled "Risk Factors." Accordingly, period-to-period comparisons may not necessarily be meaningful and should not be relied on as indicative of future performance. Historically, the third quarter of our fiscal year, the three months ended December 31, have been the most profitable quarter, and the fourth quarter of our fiscal year, the three months ended March 31, have been the least profitable quarter.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE SUFFICIENTLY PROTECTED

         Our success depends on our proprietary technology. We rely on a combination of contractual rights, patents, trade secrets, know-how, trademarks, non-disclosure agreements and technical measures to establish and protect our rights. We cannot assure you that we can protect our rights to prevent third parties from using or copying our technology.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY

         We believe that we developed our technology independently and that it does not infringe on the proprietary rights or trade secrets of others. We cannot assure you, however, that we have not infringed on the technologies of third parties or those third parties will not make infringement violation claims against us. Any infringement claims may have a negative effect on our ability to manufacture our products.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASES AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES

         Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke audio software and electronic recording equipment are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Adverse economic changes affecting these factors may restrict consumer spending and thereby adversely affect our growth and profitability.

WE DEPEND ON THIRD PARTY SUPPLIERS, AND IF WE CANNOT OBTAIN SUPPLIES AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED

         We rely on third party suppliers to produce the parts and materials we use to manufacture our products. If our suppliers are unable to provide us with the parts and supplies, we will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. If we are unable to purchase the supplies and parts we need to manufacture our products, we will experience severe production problems, which may possibly result in the termination of our operations.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM

         Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. Although we have entered into employment contracts with Messrs. Steele and Klecha, the loss of the services of either of these individuals could prevent us from executing our business strategy.

CONTROL BY OUR OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

         Our officers and directors own in the aggregate approximately 40.0% of our outstanding common stock. As a result, these persons acting together, will have the ability to control substantially all matters submitted to our stockholders for approval and to control our management and affairs. Accordingly, this concentration of ownership may have the affect of delaying, deferring or preventing a change in control, impeding a merger consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

YOUR INVESTMENT MAY BE DILUTED

         If additional funds are raised through the issuance of equity securities, your percentage ownership in our equity will be reduced. Also, you may experience additional dilution in net book value per share, and these equity securities may have rights, preferences, or privileges senior to those of yours.

OUR ABILITY TO MANAGE GROWTH COULD HURT OUR BUSINESS

         To manage our growth, we must implement systems, and train and manage our employees. We may not be able to implement these action items in a timely manner, or at all. Our inability to manage growth effectively could have a material adverse effect on our business operating results, and financial conditions. There can be no assurance that we will achieve our planned expansion goals, manage our growth effectively, or operate profitably.

          RISKS ASSOCIATED WITH THIS OFFERING AND OUR CAPITAL STRUCTURE

WE HAVE COMPLETE DISCRETION IN THE APPLICATION OF PROCEEDS FROM THIS OFFERING.

         All of the proceeds from this offering have been designated for general corporate and working capital purposes and may be expended at the discretion of our management. As a result of the foregoing, any return on investment to investors will be dependent substantially upon the discretion and judgement of our management with respect to the application and allocation of the net proceeds from this offering.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

         As of August 28, 2001, there were 4,567,620 shares of our common stock outstanding. The market price of our common stock could drop because of the sale of large number of shares of our common stock in the public market, such as the shares sold under this prospectus or under Rule 144, or the perception that these sales had occurred or may occur. We filed a registration statement on Form S-8 to register the 1,229,500 shares of common stock underlying options issued under our 1994 stock option plan. These factors could also make it more difficult to raise funds through future offerings of common stock because of the fear that these may be an adverse stock price movement from the large number of shares outstanding. See "Shares Eligible for Future Sale."

ADVERSE EFFECT ON STOCK PRICE FROM FUTURE ISSUANCES OF ADDITIONAL SHARES

         Our certificate of incorporation authorizes the issuance of 18,900,000 million shares of common stock. As of August 28, 2001, we had 4,567,620 shares of common stock issued and outstanding and an aggregate of 1,190,500 options, 308,400 warrants and 1,656,000 public warrants (to acquire 165,600 shares of our common stock) outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 12,667,880 shares of common stock.

         Any issuance of additional shares of common stock, whether by us to new shareholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock and preferred shares. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing shareholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

         Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: limiting the persons who may call special meetings of stockholders and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

         We are also subject to certain provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of our common stock and may deprive you of an opportunity to sell your shares at a premium over prevailing prices.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
                 -----------------------------------------------

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to use on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" above and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. Except if we required by law, we will not update any forward-looking statement, based on new information, future events or other developments.

                                 USE OF PROCEEDS
                                 ---------------

           We will receive gross proceeds of approximately $494,925 if all the warrants are exercised. We will not receive any proceeds from the sale of shares of common stock by our selling stockholders. Currently, we intend to use the proceeds for working capital and other general corporate purposes. The foregoing represents our best estimate of the allocation of the proceeds received from this offering based upon the present state of our business, operations, and plans, and current business conditions. We will have broad discretion to determine the use of a substantial portion of the proceeds of the offering.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

         The following table sets forth, as of August 28, 2001, certain information concerning beneficial ownership of our common stock by (i) each person known to us to own 5% or more of our outstanding common stock, (ii) all directors of the Singing Machine and (iii) all directors and officers of the Singing Machine as a group. At August 28, 2001, we had 4,567,620 shares of our common stock issued and outstanding. Unless otherwise indicated, the address for each person is The Singing Machine Company, Inc., 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073.

         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

                                Shares Beneficially               Percent of
Name & Address                  Owned                             Class
--------------                  ------------------------          -------------

John Klecha                           528,074(1)                      11.4%

Edward Steele                         652,924(2)                      13.1%

Josef Bauer                           693,773(3)                      15.2%

Howard Moore                          147,037(4)                       3.2%

Robert Weinberg                        12,050(5)                          *

Paul Wu                               392,899(6)                       8.6%
c/o Colony Electronics
500 Hennessy Road
Causeway, Hong Kong

All Directors and Executive         2,033,858(7)                      40.0%
Officers as a Group (5 persons)

(1) Includes options to purchase 59,000 shares and warrants to purchase 20,000 shares of our common stock.

(2) Includes options to purchase 400,000 shares and warrants to purchase 8,000 shares of our common stock.

(3) Includes options to purchase 10,000 shares, 108,400 shares held by the Bauer Family Limited Partnership and 200,000 shares held by Bansia Corporation Pension Plan Trust, Mr. Bauer's self directed pension plan.

(4) Includes 106,152 shares held by Mr. Moore, as trustee of the Howard & Helen Moore Trust, 19,500 shares held by Mr. Moore as trustee of the Howard Moore & Associates Pension Plan and 1,390 shares held by Mr. Moore as trustee of the Howard and Helen Moore Insurance Trust. Also includes 20,000 options.

(5) Includes options to purchase 10,000 shares, 1,800 shares held by a limited liability company of which Mr. Weinberg is a 50% owner and 300 shares held by Mr. Weinberg's spouse. Mr. Weinberg disclaims beneficial ownership of the shares held by his wife.

(6) Includes 237,932 shares held by FLX(HK) Ltd., 129,300 shares held by Colony Electronics and 25,667 shares held by Gemco Pacific, Inc. Mr. Paul Wu is a director of each of these companies and was a former director of the Singing Machine. Mr. Wu disclaims any beneficial ownership of the shares of FLX(HK) Ltd., Colony Electronics and Gemco.

(7) Includes options to purchase 499,000 shares and warrants to acquire 28,000 shares.

                              SELLING STOCKHOLDERS
                              --------------------

         The table below sets forth information regarding ownership of our common stock by the selling stockholders on August 28, 2001 and the number of securities to be sold by them under this prospectus. Six of our selling shareholders have a material relationship with the Singing Machine. Eddie Steele serves as our Chief Executive Officer, John Klecha as our President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary and Josef Bauer is one of our directors. The Bauer Family Limited Partnership and the Bansia Corporation Pension Plan are entities that are affiliated with Mr. Bauer. The Howard & Helen Moore Trust is an affiliated entity of Howard Moore, one of our directors.

                                         SECURITIES OWNED PRIOR TO OFFERING                SECURITIES AFTER OFFERING
                                   ---------------------------------------------          ----------------------------
                                                    SHARES OF
                                                    COMMON                                NUMBER OF
                                   SHARES OF        STOCK           PERCENT OF            SHARES OF        PERCENT OF
NAME OF                            COMMON           OFFERED         COMMON                COMMON           COMMON
SELLING STOCKHOLDER                STOCK(1)         HEREBY(1)       STOCK                 STOCK            STOCK
-------------------                -----------      -----------     -------------         --------------   -----------
Itamar Jones Zac                       4,000           4,000               *                     0              *

Bank Sal. Oppenheim Jr.
& CIE (Switzerland) Ltd.             140,000         140,000               *                     0              *

Anthony Broy                           4,000(2)        4,000(2)            *                     0              *

Entropy Holdings LLC                  10,000          10,000               *                     0              *

Frederick A. Merz                      6,465           4,000               *                 2,465              *

Clarion Finanz A.G.                   67,000(2)       67,000(2)            *                     0              *

SISM Research and
Investment Services                   10,000(2)       10,000(2)            *                     0              *

Edward Borrelli                       95,400(2)       95,400(2)            *                     0              *

FRS Investments, Inc.                 85,000(3)       85,000(3)            *                     0              *

Maureen LaRouche                       5,000           5,000               *                     0              *

Neal Berkman                          25,000(2)       25,000(2)            *                     0              *

                                         SECURITIES OWNED PRIOR TO OFFERING                SECURITIES AFTER OFFERING
                                   ---------------------------------------------          ----------------------------
                                                    SHARES OF
                                                    COMMON                                NUMBER OF
                                   SHARES OF        STOCK           PERCENT OF            SHARES OF        PERCENT OF
NAME OF                            COMMON           OFFERED         COMMON                COMMON           COMMON
SELLING STOCKHOLDER                STOCK(1)         HEREBY(1)       STOCK                 STOCK            STOCK
-------------------                -----------      -----------     -------------         --------------   -----------

John Klecha                          528,074(4)      469,074(5)        11.4%                59,000(6)        1.2%

Eddie Steele                          652,924(7)     252,924(8)        13.1%               400,000(6)        7.6%

Joseph Bauer                         693,773(8)      375,373(8)        15.2%                10,000(6)(10)      *

Bauer Family Limited
Partnership                          108,400         108,400            2.4%                10,000(6)(10)      *

Bansia Corporation Pension
Plan Trust for Mr. Bauer             200,000         200,000            4.4%                10,000(6)(10)      *

Howard & Helen
Moore Trust                          106,152         106,152            2.3%                     0(11)         *

-----------
* Less than 1%.

(1) Assumes that all of our warrants are exercised to purchase shares of our common stock. No assurance can be given as to the timing of the exercise of the warrants or as to whether all or any of the warrants will be exercised.

(2)      Represents shares to be acquired upon the exercise of warrants.

(3)      Includes 75,000 shares to be acquired upon the exercise of warrants.

(4) Includes options to purchase 59,000 shares and warrants to purchase 20,000 shares of our common stock.

(5)      Includes 20,000 shares to be acquired upon the exercise of warrants.

(6)      Represents shares to be acquired upon the exercise of options.

(7) Includes options to purchase 400,000 shares and warrants to purchase 8,000 shares of our common stock.

(8)      Includes 8,000 shares to be acquired upon the exercise of warrants.

(9) Includes options to purchase 10,000 shares, 108,400 shares held by the Bauer Family Limited Partnership and 200,000 shares held by the Bansia Corporation Pension Plan Trust, Mr. Bauer's self directed pension plan.

(10) Assumes that all shares held by Mr. Bauer, directly, or through entities affiliated with Mr. Bauer, are sold.

(11) Does not include 20,890 shares that are held by two trusts, of which Mr. Moore serves as the trustee, and 20,00 options.

         The information provided in these tables has been obtained from the records of our transfer agent. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Therefore, some or all of the shares listed here may have been sold or otherwise disposed of and are listed for completeness only.

                              PLAN OF DISTRIBUTION
                              --------------------

         We are registering 1,965,323 shares on behalf of certain selling stockholders. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of the Singing Machine in making decisions with respect to the timing, manner and size of each sale. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market or otherwise, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale or at negotiated prices.

         The shares may be sold by one or more of the following methods, without limitation:

         -in privately negotiated transactions;

         -ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -through one or more underwritten offerings on a firm commitment or best efforts basis;

         -block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to the prospectus;

         -short sales;

         -an exchange distribution in accordance with the rules of such exchange;

         -any combination of any of these methods of sale.

         The selling stockholders may effect such transactions by selling the shares directly to purchasers or through broker-dealers (which may act as agents or principals). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers may act as principals, or as agents of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation systems on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market prices or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers including transactions of the nature described above. To the extent required, we may amend or supplement this prospectus, from time to time to describe a specific plan of distribution.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with the distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares so loaned, or upon a default the broker-dealer or financial institution may sell the pledged shares under this prospectus (if required, as supplemented or amended to reflect those transactions).

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sale of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinated broker acting in connection with the proposed sale of shares by selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the seller complies with the exemption.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling stockholder and of the participating broker-dealer(s),

         - the number of shares involved,

         - the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         - other facts material to the transaction.

         In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS
                                  -------------

         The validity of the securities being offered hereby will be passed upon by English, McCaughan & O'Bryan, P.A., 100 N.E. Third Ave., Suite 1100, Ft. Lauderdale, Florida 33301.

                                     EXPERTS
                                     -------

         Our consolidated financial statements for the years ended March 31, 2001, incorporated by reference in this prospectus and elsewhere in this registration statement by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2001 have been so incorporated in reliance on the report of Salberg & Company, P.A., given on the authority of said firm as experts in accounting and auditing. Our consolidated financial statements for the year ended March 31, 2000 incorporated by reference in this prospectus and elsewhere in this registration statement by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2001 have been so incorporated in reliance on the report of Weinberg & Company, P.A., given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION
                                 ---------------

         We intend to indemnify our officers and directors and controlling persons against liability arising under the Securities Act, to the extent permitted under applicable law. We have broad indemnification provisions in our Certificate of Incorporation and in our Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, offices and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION
                    -----------------------------------------

         The documents listed below, which we have filed with the Securities and Exchange Commission, are incorporated into this prospectus by reference:

         o Annual Report on Form 10-KSB for the year ended March 31, 2001, filed on June 29, 2001;

         o Definitive Proxy Statements filed July 10, 2001, July 11, 2001 and July 17, 2001;

         o   Quarterly Report on Form 10-QSB filed August 13, 2001;

         o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 19, 1994 and Amendment No. 1 to the Registration Statement on Form 8-A filed with the SEC on March 2, 2001, including any amendment or report filed for the purpose of updating that description; and

         o All other documents subsequently filed by under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

         If any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be considered, except as modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus forms a part.

         Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. You may obtain copies of this material from the public reference section of the Commission at 450 Fifth Street, NW, Washington, DC 20549 at rates set by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act covering the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information about us and our common stock. We believe that the descriptions in this prospectus of contracts and other documents cover the material terms of these agreements. These descriptions, however, may not contain all of the information that is important to you. These agreements are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read these agreements in their entirety. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, DC, and you may obtain copies from this office upon payment of the fees set by the Commission.

         We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus. You should direct any requests for copies to The Singing Machine, 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, Attention: Investor Relations, Telephone: (954) 596-1000.

                        THE SINGING MACHINE COMPANY, INC.

                        1,965,323 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               SEPTEMBER 24, 2001

                                     PART II

                     Information Not Required in Prospectus
                     --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth various expenses which will be incurred or were incurred in connection with the registration of our securities. All such expenses will be paid by us, none will be paid by the selling stockholders. Other than the SEC Registration Fee and the premium for our directors and officers insurance, the amounts set forth below are estimates:

         SEC Registration Fee................................... $    877.38
         Printing & Engraving Expenses .........................   10,000.00
         Legal Fees and Expenses ...............................   10,000.00
         Accounting Fees and Expenses ..........................   10,000.00
         Premium for D&O Insurance    ..........................   25,456.28
                                                                 -----------
                                     TOTAL:..................... $ 56,333.66
                                                                 ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision.

         Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. If required under Delaware law, however, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by- laws or otherwise.

         The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

ITEM 16.  EXHIBITS

Exhibit No.    Description of Exhibit
-----------    ----------------------
5.1            Opinion re: Legality of the Securities Being Registered*
23.1           Consent of Counsel - English, McCaughan & O'Bryan, P.A. (included in Exhibit 5.1)*
23.2           Consent of Weinberg & Company, P.A.*
23.3           Consent of Salberg & Company, P.A.*

------------------
*Filed herewith.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering prices set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         NOTE: Small business issuers do not need to give the statements in paragraph (a)(1)(i) and (a)(1)(ii) of this item if the registration statement is on Form S-3 or S-8 and the information required by a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, treat each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securiities at that time shall be deemed to be the initial bona fide offering thereof.




         (5) For determining any liability under the Secutities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coconut Creek, Florida, on September 24, 2001.



                                        THE SINGING MACHINE COMPANY, INC.


Dated: September 24, 2001        By: /s/ John F. Klecha
                                     -------------------------------------------
                                    John F. Klecha, President, Chief Operating
                                    Officer, Chief Financial Officer, Treasurer,
                                    Secretary and Director


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                Title                                            Date
---------                                -----                                            -----
 /s/ Edward Steele                  Chairman of the Board of Directors and             September 24, 2001
--------------------------          Chief Executive Officer
Edward Steele


 /s/ John F. Klecha                 President, Chief Operating Officer,                September 24, 2001
---------------------------         Chief Financial Officer, Treasurer,
John F. Klecha                      Secretary and Director

 /s/ Josef A. Bauer                 Director                                           September 24, 2001
----------------------------
Josef A. Bauer

 /s/ Howard Moore                   Director                                           September 24, 2001
-------------------------
Howard Moore

 /s/ Robert J. Weinberg             Director                                           September 24, 2001
-------------------------
Robert J. Weinberg

                                INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit
-----------    ----------------------
5.1            Opinion of English, McCaughan & O'Bryan, P.A.
23 1           Consent of English, McCaughan & O'Bryan, P.A. (included in
               Exhibit 5.1)*
23.2           Consent of Weinberg & Company, P.A.*
23.3           Consent of Salberg & Company, P.A.*

------------------
*Filed herewith.